Exhibit 99.2

February 14, 2011 Fiscal 2011 2nd Quarter Conference Call

2 Cautionary Note Regarding Forward-Looking Statements This presentation contains forward looking statements under the safe harbor provisions of the US securities laws. These forward- looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward- looking statements are reasonable as and when made. However you should not place undue reliance on any such forward looking statements as these are subject to risks and uncertainties. Please refer to our press release and our SEC filings for more information regarding the use of forward looking statements.

3 Q2 2011 Highlights Focus on building operational capabilities to meet demand Construction and relocation to York, PA facility completed Transfer of Unifill and Unitract automated assembly lines in progress Unifill industrialization program remains on track Entering phase of commercial production and supply Unitract 1mL assembly line scheduled to recommence this quarter Initial production of Unifill syringe scheduled to commence this quarter Discussions continue to accelerate with pharmaceutical manufacturers Enhanced executive team COO - Dr. Ramin Mojdeh (former BD executive)

Appointment of Dr. Ramin Mojdeh as COO Strong global industry leader in the design, development, production, sales and marketing of therapeutic and diagnostic medical devices Senior Executive of Becton Dickinson (BD) - prefilled syringe leader VP of BD Medical, Pharmaceutical Systems 2008-2010 VP of R&D for BD Medical 2002-2008 Also GE Healthcare and Boston Scientific (formerly Guidant) Background in commercialization of medical devices on global scale Role to accelerate, build and strengthen Unilife's operating skills and capabilities to better enable product commercialization and new customer acquisition 4

5 Richard Wieland Chief Financial Officer Q2 2011 Financial Data

6 Financial Data - Fiscal 2nd Quarter 2011 Revenues for the quarter of $1.8m, compared to $3.2m for 2Q 2010 Unifill industrialization revenue decreased by $2.1m from 2Q 2010 Net loss for the quarter was $10.4m, or $0.19 per diluted share, compared to $5.9m, or $0.13 per diluted share, for 2Q 2010 R&D increased $1.1m primarily for Unifill syringe and pipeline products Selling, general and administrative expenses increased by $1.5m: Share-based compensation increased $1.6m Staff related expenses increased $0.9m due to hiring of personnel Legal and consulting fees decreased $1.6m Adjusted net loss of $7.6m, or $0.14 per diluted share, compared to $3.0m or $0.07 per diluted share for 2Q 2010 Excludes approx. $2.7m in share-based compensation expense, depreciation and amortization and interest expense

Financial Data - Fiscal 2nd Quarter 2011 (cont.) Capital raising of A$35.9 million (US$35.3 million) A$23.1 million (US$22.3 million) from private placement in Australia A$12.8 million (US$13.0 million) from Share Purchase Plan (SPP) for Australian and New Zealand shareholders (heavily oversubscribed) Proceeds to support capital costs and product development Balance Sheet Data (As of December 31, 2010) Cash, restricted cash and cash equivalents of $41.5 million Includes approximately $2.4 million of restricted cash related to cash deposit requirements under loan agreement with Metro Bank 7

8 Q2 2011 Highlights Alan Shortall Chief Executive Officer

9 Unilife's York, PA Facility 165,000 sqf state-of-the-art facility and global headquarters Completed on-schedule within 12 months Capacity to produce up to 400m syringe units per year (Stage 1.) Video overview of the facility available at www.unilife.com

10 Inside the Facility Reception Foyer

11 Cleanroom for Unitract 1mL Packaging Line Inside the Facility

12 Inside the Facility Fully segregated warehouse

13 Transition of line into new facility during Dec. 2010 Recertification of assembly line Cleanroom commissioning Production restarts this quarter Lewisberry inventory being used to support U.S launch program Supplying multiple U.S distributors New / repeat orders accelerating Rollout to IMCO distributors and others continues to proceed Unitract(r) 1mL syringes

14 Factory acceptance testing for Unifill assembly system in process Key sections of assembly system already shipped and installed at York facility this quarter Initial production remains on track to commence this quarter Initial supply and sales to pharmaceutical customers remains on track to commence next quarter Unifill(r) Ready-to-Fill Syringe

Pharmaceutical Relationships Update Various stages of discussion with more than a dozen companies Discussions continuing to accelerate favorably on several fronts Funding and revenue-generating opportunities for Unilife include: Sale of Unifill syringe to sanofi-aventis Sale of Unifill syringe to other pharmaceutical customers Exclusivity or special access fees for Unifill syringe in specific therapeutic drug sub-classes Collaboration or development agreements for Unifill syringe Exclusivity, industrialization and / or development agreements for several of Unilife's pipeline projects 15

16 Questions